Exhibit 99.1

ATLANTIC AMERICAN CORPORATION REPORTS
FOURTH QUARTER AND YEAR END RESULTS FOR 2019

ATLANTA, Georgia, March 24, 2020 - Atlantic American Corporation (Nasdaq- AAME) today reported its results for the fourth quarter and year ended December 31, 2019.  For the fourth quarter ended December 31, 2019, the Company reported net income of $1.3 million, or $0.06 per diluted share, up from $0.2 million, or $0.01 per diluted share, in the fourth quarter of 2018.  The increase in net income was primarily attributable to an increase in unrealized gains on equity securities recognized in net income of $6.4 million, partially offset by a decrease in realized investment gains of $4.3 million and $0.6 million increase in operating loss.  Premiums for the fourth quarter of 2019 increased 3.0% to $46.7 million compared to $45.3 million for the fourth quarter of 2018, as premiums in the property and casualty operations increased 7.8% while the life and health operations increased slightly, as compared to 2018.

For the year ended December 31, 2019, the Company reported a net loss of $0.4 million, or $0.04 per diluted share, as compared to $0.7 million, or $0.05 per diluted share, for the year ended December 31, 2018.  The decrease in net loss was primarily attributable to an increase in unrealized gains on equity securities recognized in net income of $7.7 million, partially offset by decreases in realized gains of $3.6 million and an increase in operating loss of $3.6 million.  Total premiums during 2019 increased 5.2% to $181.9 million from $172.9 million in 2018, as premiums in the property and casualty operations increased 9.1% while the life and health operations increased 3.5%, as compared to 2018.

Commenting on the results, Hilton H. Howell, Jr., chairman, president and chief executive officer, stated, “We are delighted with the performance of our property and casualty operations, reporting year over year premium growth accompanied by a significant improvement in operating income.  And while profitability in the life and health operations were strained due to prior expansion of our Medicare supplement business, I believe we reached the nadir of this cycle during 2019 and expect a positive trend for 2020 and beyond.”

Atlantic American Corporation is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Bankers Fidelity Assurance Company.

Note regarding non-GAAP financial measure: Atlantic American Corporation presents its consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP).  However, from time to time, the Company may present, in its public statements, press releases and filings with the Securities and Exchange Commission, non-GAAP financial measures such as operating income (loss). Management believes operating income (loss) is a useful metric for investors, potential investors, securities analysts and others because it isolates the “core” operating results of the Company before considering certain items that are either beyond the control of management (such as income tax expense, which is subject to timing, regulatory and rate changes depending on the timing of the associated revenues and expenses) or are not expected to regularly impact the Company’s operating results (such as any realized and unrealized investment gains (losses), which are not a part of the Company’s primary operations and are, to a limited extent, subject to discretion in terms of timing of realization).  The financial data attached includes a reconciliation of operating income (loss) to net income (loss), the most comparable GAAP financial measure.  The Company’s definition of operating income (loss) may differ from similarly titled financial measures used by others.  This non-GAAP financial measure should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
J. Ross Franklin	Hilton H. Howell, Jr.
Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5580	404-266-5505

Atlantic American Corporation
Financial Data

	Three Months Ended December 31,		Year ended December 31,
(Unaudited; In thousands, except per share data)	2019	2018	2019	2018
Insurance premiums
Life and health	$31,024	$30,819	$123,245	$119,124
Property and casualty	15,645	14,508	58,680	53,807
Insurance premiums, net	46,669	45,327	181,925	172,931

Net investment income	2,145	2,438	8,979	9,549
Realized investment gains, net	9	4,357	1,574	5,154
Unrealized gains (losses) on equity securities, net	3,415	(2,947)	5,511	(2,194)
Other income	51	25	190	113

Total revenue	52,289	49,200	198,179	185,553

Insurance benefits and losses incurred
Life and health	23,853	23,887	99,684	93,821
Property and casualty	11,195	10,285	39,541	38,829
Commissions and underwriting expenses	11,482	10,586	45,477	39,042
Interest expense	506	540	2,130	2,037
Other expense	3,612	3,627	11,754	12,795

Total benefits and expenses	50,648	48,925	198,586	186,524

Income (loss) before income taxes	1,641	275	(407)	(971)
Income tax expense (benefit)	371	74	(21)	(267)

Net income (loss)	$1,270	$201	$(386)	$(704)

Earnings (loss) per common share (basic and diluted)	$0.06	$0.01	$(0.04)	$(0.05)

Reconciliation of Non-GAAP Financial Measure

Net income (loss)	$1,270	$201	$(386)	$(704)
Income tax expense (benefit)	371	74	(21)	(267)
Realized investment gains, net	(9)	(4,357)	(1,574)	(5,154)
Unrealized (gains) losses on equity securities, net	(3,415)	2,947	(5,511)	2,194

Non-GAAP Operating loss	$(1,783)	$(1,135)	$(7,492)	$(3,931)

Selected Balance Sheet Data	December 31, 2019	December 31, 2018

Total cash and investments	$281,530	$254,559
Insurance subsidiaries	274,730	235,796
Parent and other	6,800	18,763
Total assets	377,626	344,274
Insurance reserves and policyholder funds	201,906	189,048
Debt	33,738	33,738
Total shareholders' equity	118,394	101,372
Book value per common share	5.51	4.75
Statutory capital and surplus
Life and health	35,546	34,214
Property and casualty	45,827	43,467